Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300
Pyxus International, Inc. Reports Fourth Quarter and Fiscal Year 2022 Results

Morrisville, NC – June 14, 2022 – Pyxus International, Inc. (OTC Pink: PYYX) (“Pyxus” or the “Company”), a global value-added agricultural company, today announced results for its quarter and fiscal year ended March 31, 2022. As described in more detail below, results presented for the prior fiscal year period reflect the combined results of the Successor and Predecessor periods reflecting, respectively, the periods prior to and subsequent to the Company's emergence from Chapter 11 proceedings.
Highlights*

•Sales and other operating revenues were $1,639.9 million, which increased $308.0 million or 23.1% from the prior fiscal year.
•Gross profit as a percent of sales was 13.8%, which increased from 12.1% in the prior fiscal year.
•Selling, general, and administrative expenses ("SG&A") were $142.0 million, which decreased $55.9 million or 28.2% from the prior fiscal year.
•Net loss attributable to Pyxus International, Inc. was $82.1 million, which improved $35.6 million or 30.2% from the prior fiscal year despite $32.2 million of goodwill impairment in fiscal 2022.
•Adjusted EBITDA** increased $33.2 million or 35.5% to $126.7 million.
•Cash and cash equivalents was $198.8 million, an increase of $106.1 million, as of March 31, 2022 from the prior fiscal year end.
•While shipping constraints continue, as of March 31, 2022, 91.2% of the Company's inventory is committed to specific customers to meet near-term forecasted demand.
•In December 2021, the Company publicly announced its environmental, social, and governance framework, which provides the connection between its purpose and business priorities.
•In February 2022, the Company entered into a new $100.0 million ABL credit facility with PNC Bank to replace its existing $75.0 million ABL credit facility.
•In June 2022, the Company entered into an agreement to amend and extend the Company's delayed draw term loan facility.

* See "Presentation of Combined Financial Information" in this press release for a discussion of the calculation of combined amounts.
** Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization ("Adjusted EBITDA") is not a measure of results under GAAP. See the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA.

Pieter Sikkel, Pyxus' President and CEO said, "We are proud of the progress made by the business during fiscal year 2022. Our employees worked diligently to successfully increase volumes and revenue compared to the prior year while continuing to navigate global challenges, which largely stem from the ongoing impacts of COVID-19 and the unfortunate events in Ukraine.

"We continued to expand our customer relationships as customers sought solutions to reduce supply chain complexities and improve operational efficiencies. Expansion of these relationships, partially attributable to our environmental, social, and governance ("ESG") framework that we publicly announced in December 2021, increased our market share in Africa, Asia, and South America and contributed to a 16.8% increase in kilo volume compared to last year.

"Our efforts in fiscal 2022 to execute on our strategy to increase financing sources and working capital lines around the globe resulted in a new asset-based lending ("ABL") credit facility with PNC Bank in February 2022, which provides the Company with an extended maturity date, reduced costs, and increased potential borrowing availability. In addition, in June 2022, we entered into an agreement to amend our delayed draw term loan facility ("DDTL"), which provides the Company with an extended maturity date, reduced costs, and increased financial flexibility.

"In January 2022, we completed the exit of our cash-flow-negative cannabinoid operations. Our restructuring activities generated savings in SG&A, which contributed to a $55.9 million decrease in expense compared to last year. As a result, our SG&A expense has normalized and is consistent with levels prior to our investments to develop those businesses.

"For the full year, we expect fiscal 2023 sales to be between $1.75 billion and $1.95 billion and adjusted EBITDA to be between $130 million and $160 million as we anticipate increased demand for our leaf products, the continuation of COVID-related logistical challenges, and cost and price increases due to inflation. Maintaining farmer livelihood and a supply chain of responsibly sourced, sustainable, and traceable products remains a top priority as we engage with customers about the impact of inflation on the cost and price of tobacco going forward. Additionally, we have taken proactive measures to secure inputs for the next year, such as fertilizer and fuel, allowing us to remain focused on delivering stakeholder value as we work to grow a better world."
Performance Summary for Fiscal Year Ended March 31, 2022
Sales and other operating revenues increased $308.0 million, or 23.1%, to $1,639.9 million for the year ended March 31, 2022 from combined sales and other operating revenues of $1,331.9 million for the year ended March 31, 2021. This increase was due to a 16.8% increase in kilo volume and a 7.5% increase in average price per kilo. The 16.8% increase in kilo volume was driven by larger crop sizes in Africa and increased market share in Africa, Asia, and South America partially due to customers reversing their vertical integration in certain markets. In addition, 21.1 million kilos or $178.3 million of shipments were delayed by the COVID-19 pandemic and customer shipping instructions from the prior year into the current year and was offset by similar volume of shipments expected in the current that has been delayed into next year in Africa, North America, and South America. The 7.5% increase in average price per kilo was primarily due to product mix having a higher concentration of lamina in Asia, Africa, and Europe, as well as customer and grade mix in Africa and North America.

Cost of goods and services sold increased $242.3 million, or 20.7%, to $1,412.8 million for the year ended March 31, 2022 from combined cost of goods and services sold of $1,170.5 million for the year ended March 31, 2021. This increase was driven by the increase in sales and other operating revenues. Average cost per kilo increased primarily due to higher tobacco prices.

Gross profit as a percent of sales increased to 13.8% for the year ended March 31, 2022 from combined gross profit as a percent of sales of 12.1% for the year ended March 31, 2021. This increase was mainly due to the deconsolidation in the fourth quarter of fiscal 2021 of the subsidiaries that engaged in legal cannabis operations in Canada (the "Canadian Cannabis Subsidiaries"), the wind down of the industrial hemp and CBD businesses, and customer mix. Average gross profit per kilo increased primarily due to customer mix.

Selling, general, and administrative expenses decreased $55.9 million, or 28.2%, to $142.0 million for the year ended March 31, 2022 from combined selling, general, and administrative expenses of $197.9 million for the year ended March 31, 2021. Selling, general, and administrative expenses as a percent of sales decreased to 8.7% for the year ended March 31, 2022 from combined selling, general, and administrative expenses as a percent of sales of 14.9% for the year ended March 31, 2021. These decreases were related to increased sales and other operating revenues, the deconsolidation of the Canadian Cannabis Subsidiaries in the fourth quarter of year ended March 31, 2021, and savings from restructuring initiatives.

Goodwill impairment charges of $32.2 million for the year ended March 31, 2022 were from the full write-off of the carrying value of goodwill for each of the Company's reporting units.

Loss on deconsolidation/disposition of subsidiaries decreased $59.5 million, or 84.8%, to $10.7 million for the year ended March 31, 2022 from combined loss on deconsolidation/disposition of subsidiaries of $70.2 million for the year ended March 31, 2021. The combined loss on deconsolidation/disposition of subsidiaries in the prior year was attributable to the deconsolidation of the Canadian Cannabis Subsidiaries in connection with their commencement in January 2021 of the proceedings in Canada for relief from creditors (the "CCAA Proceeding"), while the loss on deconsolidation/disposition of subsidiaries in fiscal 2022 was attributable to write-downs of the Company's related party receivable from the Canadian Cannabis Subsidiaries in the course of the CCAA Proceeding during fiscal 2022 and the disposition of the Company's former Humble Juice subsidiary during the three months ended December 31, 2021.

Combined reorganization items of $106.0 million for the year ended March 31, 2021 were incurred during the pendency of the Company's Chapter 11 proceedings (the "Chapter 11 Cases").

Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality, and legal and professional costs. At year end, the Company’s available credit lines and cash totaled $500.9 million, including $287.2 million of availability under foreign seasonal lines of credit.

Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended March 31, 2022, on June 14, 2022 at 11:00 A.M. ET. The dial in number for the call is (929) 477-0324 or (800) 458-4121 if outside the U.S., using conference ID 6391352. Those seeking to listen to the call may access a live broadcast on the Pyxus website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event on June 14, 2022, a replay will be available for five days by dialing (719) 457-0820 within the U.S. or (888) 203-1112 outside the U.S., and entering the access code 6391352. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of the Company's performance or other matters that may affect its business, results of operations, or financial condition are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. Some of these risks and uncertainties include:
•risks related to the Company's indebtedness, including that the Company has substantial debt which may adversely affect it by limiting future sources of financing, interfering with its ability to pay interest, and principal on its indebtedness and subjecting it to additional risks, the Company requires a significant amount of cash to service indebtedness and its ability to generate cash depends on many factors beyond its control, the Company may not be able to refinance or renew its indebtedness, which may have a material adverse effect on its financial condition, the Company may not be able to satisfy the covenants included in its financing arrangements, which could result in the default of its outstanding debt obligations, and despite current indebtedness levels, the Company may still be able to incur substantially more debt, which could exacerbate further the risks associated with its significant leverage;
•risks and uncertainties relating to the Company's liquidity, including but not limited to: whether foreign lenders that have provided short-term operating credit lines to fund leaf tobacco operations at the local level cease to provide such funding, uncertainty and continuing risks associated with the Company’s ability to achieve its goals and continue as a going concern, and unanticipated developments with respect to liquidity needs and sources of liquidity could result in a deficiency in liquidity;
•risk and uncertainties related to the Company’s leaf tobacco operations, including changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, changes in relevant capital markets affecting the terms and availability of short-term seasonal financing, political instability, currency and interest rate fluctuations, the impact of high inflation, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, the impact of climate change on weather patterns in tobacco-growing regions, the impact of disasters or other unusual events affecting international commerce, the impacts of potential international sanctions on the Company's ability to sell or source tobacco in certain regions, and changes in costs incurred in supplying products and related services; and
•risks and uncertainties related to the COVID-19 pandemic, including possible delays in shipments of leaf tobacco, including from the closure or restricted activities at ports or other channels, disruptions to the Company’s operations or the operations of suppliers and customers resulting from restrictions on the ability of employees and others in the supply chain to travel and work, border closures, determinations by Pyxus or shippers to temporarily suspend operations in affected areas, whether the Company’s operations that have been classified as "essential" under various governmental orders restricting business activities will continue to be so classified or, even if so classified, whether site-specific health and safety concerns related to COVID-19 might otherwise require operations at any of the Company's facilities to be halted for some period of time, negative consumer purchasing behavior with respect to the Company’s products or the products of its leaf tobacco customers during periods of government mandates restricting activities imposed in response to the COVID-19 pandemic, and the extent to which the impact of the COVID-19 pandemic on the Company’s operations and the demand for its products may not coincide with impacts experienced in the United States due to the international scope of its operations, including in emerging and other markets in which the Company operates where the timing and severity of COVID-19 outbreaks and the pace of COVID-19 vaccinations may differ from those in the United States.
A further list and description of these risks, uncertainties, and other factors can be found in Part I, Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended March 31, 2022 and in its other filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements that it may make from time to time except to the extent required by law.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for fiscal year ending March 31, 2022 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with almost 150 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Consolidated Statements of Operations

	Successor		Predecessor
(in thousands, except per share data)	Year Ended March 31, 2022	Seven months ended March 31, 2021	Five months ended August 31, 2020	Year Ended March 31, 2020
Sales and other operating revenues	$1,639,862	$884,328	$447,600	$1,527,261
Cost of goods and services sold	1,412,805	767,855	402,594	1,302,582
Gross profit	227,057	116,473	45,006	224,679
Selling, general, and administrative expenses	142,021	110,007	87,858	199,016
Other (expense) income, net	(3,102)	(9,615)	(539)	2,133
Restructuring and asset impairment charges	8,031	11,817	566	5,646
Goodwill impairment	32,186	1,082	—	33,759
Operating income (loss)	41,717	(16,048)	(43,957)	(11,609)
Loss on deconsolidation/disposition of subsidiaries	10,701	70,242	—	—
Debt retirement expense	1,997	—	828	—
Interest expense, net	108,383	55,376	45,190	132,806
Reorganization items, net	—	—	105,984	—
(Loss) income before income taxes and other items	(79,364)	(141,666)	16,009	(144,415)
Income tax expense	12,640	13,215	292	131,789
Income from unconsolidated affiliates, net	9,950	11,875	2,358	5,885
Net (loss) income	(82,054)	(143,006)	18,075	(270,319)
Net income (loss) attributable to noncontrolling interests	65	(6,320)	(962)	(5,658)
Net (loss) income attributable to Pyxus International, Inc.	$(82,119)	$(136,686)	$19,037	$(264,661)

(Loss) earnings per share:
Basic and Diluted	$(3.28)	$(5.47)	$1.91	$(28.93)

Consolidated Statements of Operations

(in thousands, except per share data)	Three months ended March 31, 2022	Three months ended March 31, 2021
Sales and other operating revenues	$483,429	$386,934
Cost of goods and services sold	415,772	343,357
Gross profit	67,657	43,577
Selling, general, and administrative expenses	36,016	48,380
Other expense, net	(1,239)	(12,351)
Restructuring and asset impairment charges	379	2,826
Goodwill impairment	32,186	1,082
Operating loss	(2,163)	(21,062)
Loss on deconsolidation/disposition of subsidiaries	1,176	70,242
Debt retirement expense	1,997	—
Interest expense, net	25,563	22,455
Loss before income taxes and other items	(30,899)	(113,759)
Income tax expense	3,398	19,306
Income from unconsolidated affiliates, net	3,951	4,077
Net loss	(30,346)	(128,988)
Net income (loss) attributable to noncontrolling interests	484	(5,780)
Net loss attributable to Pyxus International, Inc.	$(30,830)	$(123,208)

Loss per share:
Basic and Diluted	$(1.23)	$(4.93)

Results of Operations

Years Ended March 31, 2022 and 2021

Consolidated

	Successor		Predecessor
(in thousands, except per kilo amounts)	Year Ended March 31, 2022	Seven months ended March 31, 2021	Five months ended August 31, 2020
Leaf:
Product revenues	$1,531,805	$814,500	$407,100
Tobacco costs	1,233,700	645,200	331,300
Transportation, storage, and other period costs	92,200	50,200	21,200
Total cost of goods sold	1,325,900	695,400	352,500
Product revenue gross profit	205,900	119,100	54,600
Product revenue gross profit as a percent of sales	13.4%	14.6%	13.4%

Kilos sold	381,000	214,200	112,000
Average price per kilo	$4.02	$3.80	$3.63
Average cost per kilo	3.48	3.25	3.15
Average gross profit per kilo	0.54	0.55	0.48

Processing and other revenues	95,433	50,000	31,100
Processing and other revenues costs of services sold	65,900	36,600	24,400
Processing and other gross margin	29,500	13,400	6,700

All Other:
Sales and other operating revenues	$12,624	$19,900	$9,400
Cost of goods and services sold	21,000	35,900	25,700
Gross loss	(8,400)	(16,000)	(16,300)
*Amounts may not equal column totals due to rounding.

Presentation of Reconciliation of Adjusted EBITDA(1) and Other Items (Unaudited)

	Three Months Ended			Fiscal Year Ended
(in thousands)	March 31, 2022	March 31, 2021	March 31, 2020	March 31, 2022	March 31, 2021*	March 31, 2020
Net loss attributable to Pyxus International, Inc.	$(30,830)	$(123,208)	$(164,353)	$(82,119)	$(117,649)	$(264,661)
Plus: Interest expense	26,668	23,623	35,310	111,043	103,340	136,656
Plus: Income tax expense	3,398	19,306	106,551	12,640	13,507	131,789
Plus: Depreciation and amortization (benefit) expense	4,693	(1,462)	9,825	16,676	28,419	35,828
EBITDA (1)	3,929	(81,741)	(12,667)	58,240	27,617	39,612
Plus: Reserves for doubtful customer receivables	1,136	3,966	8,714	4,404	4,663	8,715
Less: Other (expense) income, net	(1,858)	(12,351)	(1,928)	(3,349)	(10,154)	2,133
Plus: Restructuring and asset impairment charges	379	2,826	4,754	8,031	12,383	5,646
Plus: Goodwill impairment	31,814	1,082	33,759	32,186	1,082	33,759
Plus: Reorganization items (2)	—	—	—	—	(105,984)	—
Plus: Debt restructuring (3)	264	1,776	1,406	3,550	23,590	1,406
Plus: Development of and exit from non-leaf-tobacco businesses (4)	1,283	83,161	5,029	13,589	113,954	27,553
Plus: Other adjustments (5)	2,405	440	2,007	3,347	6,065	13,125
Adjusted EBITDA (1)	$43,068	$23,861	$44,930	$126,696	$93,524	$127,683

Total debt				$1,066,945	$925,531	$1,489,521
Less: Cash				198,777	92,705	170,208
Net debt				$868,168	$832,826	$1,319,313
Net debt /Adjusted EBITDA (1)				6.85x	8.9x	10.33x

Adjusted EBITDA (1)				$126,696	$93,524	$127,683
Interest expense				111,043	103,340	136,656
Interest coverage				1.14x	0.91x	0.93x

Net cash used by operating activities				(198,765)	(226,536)	(358,622)
Capital expenditures				(14,827)	(24,385)	(61,063)
Collections on beneficial interest on securitized trade receivables (6)				189,440	168,390	240,994
Free Cash Flow				$(24,152)	$(82,531)	$(178,691)
Plus: Interest expense				111,043	103,340	136,656
Plus: Income tax expense				12,640	13,507	131,789
Adjusted Free Cash Flow				$99,531	$34,316	$89,754
*Combined (Non-GAAP). See accompanying reconciliation for the twelve-month period ended March 31, 2021.

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations or cash flows from operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

(2)Represents expenditures, gains, and losses that were realized or incurred subsequent to the commencement of the Chapter 11 Cases and as a direct result of the Chapter 11 Cases, which are reported as reorganization items in the consolidated statements of operations, and are primarily composed of write-off of unamortized debt issuance costs and discount, fresh start reporting adjustments, legal, valuation, and consulting professional fees pertaining to the Chapter 11 Cases, United States trustee fees, and debtor-in-possession financing fees.

(3)Legal and professional fees incurred in connection with the Chapter 11 Cases, including in preparation for the commencement of the Chapter 11 Cases, not otherwise included in “Reorganization items” and, for the three and twelve months ended March 31, 2022, also includes consulting fees incurred in connection with the implementation of process improvements required in connection with the Company’s delayed-draw term loan credit facility established in the current fiscal year.

(4)Includes the aggregate amount of certain items related to the Company’s development of and subsequent exits from its non-leaf-tobacco businesses (that is, the production and sale of legal cannabis in Canada, the production and sale of industrial hemp products, including CBD extracted from industrial hemp, and the production and sale of tobacco e-liquids) to the extent such items are included in the Company’s consolidated results of operations, which includes all items separately reported for such businesses in the presentation by the Company of its adjusted EBITDA in prior periods. Such items include, to the extent reflected in consolidated results, the adjusted EBITDA of the Canadian cannabis and industrial hemp operations otherwise calculated on the same basis as Adjusted EBITDA is presented in this table, loss incurred on the deconsolidation or disposition of certain of these non-leaf-tobacco businesses, as applicable, and write-offs of inventory and equipment related to certain of these businesses.

(5)Includes the following items: (i) the addition of unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops (normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold), (ii) the addition of non-cash employee stock-based compensation, (iii) the addition of expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses, (iv) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (v) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), (vi) income (included in Other (expense) income, net) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years, and (vii) debt retirement expense of $2.0 million incurred during the three months ended March 31, 2022. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(6)Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and were classified as investing activities within the consolidated statements of cash flows.

RECONCILIATION OF ITEMS FOR THE COMBINED PERIODS

Pyxus International, Inc. (the “Company,” “we” or “us”) applied Financial Accounting Standards Board (“FASB”) ASC Topic 852 – Reorganizations (“ASC 852”) in preparing our condensed consolidated financial statements. For periods subsequent to the commencement of the Chapter 11 Cases on June 15, 2020, ASC 852 requires distinguishing transactions associated with the reorganization separate from activities related to the ongoing operations of the business. Upon the effectiveness of the plan of reorganization (the "Plan") and the emergence from the Chapter 11 Cases of the Company and its subsidiaries that commenced the Chapter 11 Cases, the Company determined it qualified for fresh start reporting under ASC 852, which resulted in the Company becoming a new entity for financial reporting purposes on the August 24, 2020 effective date of the Plan. The Company elected to apply fresh start reporting using a convenience date of August 31, 2020. The Company evaluated and concluded the events between August 24, 2020 and August 31, 2020 were not material to the Company's financial reporting on both a quantitative or qualitative basis. Due to the application of fresh start reporting, the pre-emergence and post-emergence periods are not comparable. The lack of comparability is emphasized by the use of a “black line” to separate the Predecessor and Successor periods in the Company’s condensed consolidated financial statements. References to “Successor” relate to the Company’s financial position and results of operations after August 31, 2020. References to “Predecessor” relate to the financial position and results of operations on or before August 31, 2020.

We do not believe that reviewing the results for Predecessor and Successor periods in isolation would be useful in identifying any trends in or reaching any conclusions regarding our overall operating performance. Management believes that, for periods that span the effective date of the Plan, operating metrics for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, the tables below present the combined results for the twelve months ended March 31, 2021. The combined results (referenced as “Combined (Non-GAAP)”) for the twelve months ended March 31, 2021 represent the sum of the reported amounts for the Predecessor period from April 1, 2020 through August 31, 2020 combined with the Successor period from September 1, 2020 through March 31, 2021. These combined results are not considered to be prepared in accordance with U.S. GAAP and have not been prepared as pro forma results under applicable regulations. The combined operating results are presented for supplemental purposes only, may not reflect the actual results we would have achieved absent our emergence from bankruptcy, may not be indicative of future results and should not be viewed as a substitute for the financial results of the Predecessor period and Successor period presented in accordance with GAAP.

Year Ended March 31, 2021

Consolidated
Pyxus International, Inc.	Successor	Predecessor	Combined (Non-GAAP)
(in thousands)	Seven months ended March 31, 2021	Five months ended August 31, 2020	Year ended March 31, 2021
Sales and other operating revenues	$884,328	$447,600	$1,331,928
Cost of goods and services sold	767,855	402,594	1,170,449
Gross profit	116,473	45,006	161,479
Selling, general, and administrative expenses	110,007	87,858	197,865
Other expense, net	(9,615)	(539)	(10,154)
Restructuring and asset impairment charges	11,817	566	12,383
Goodwill impairment	1,082	—	1,082
Operating loss	(16,048)	(43,957)	(60,005)
Loss on deconsolidation/disposition of subsidiaries	70,242	—	70,242
Debt retirement expense	—	828	828
Interest expense, net	55,376	45,190	100,566
Reorganization items, net	—	105,984	105,984
Income tax expense	13,215	292	13,507
Income from unconsolidated affiliates, net	11,875	2,358	14,233
Net loss attributable to noncontrolling interests	(6,320)	(962)	(7,282)
Net (loss) income attributable to Pyxus International, Inc.	$(136,686)	$19,037	$(117,649)

	Successor	Predecessor	Combined (Non-GAAP)
(in thousands, except per kilo amounts)	Seven months ended March 31, 2021	Five months ended August 31, 2020	Year ended March 31, 2021
Leaf:
Product revenues	$814,500	$407,100	$1,221,600
Tobacco costs	645,200	331,300	976,500
Transportation, storage, and other period costs	50,200	21,200	71,400
Total cost of goods sold	695,400	352,500	1,047,900
Product revenue gross profit	119,100	54,600	173,700
Product revenue gross profit as a percent of sales	14.6%	13.4%	14.2%

Kilos sold	214,200	112,000	326,200
Average price per kilo	$3.80	$3.63	$3.74
Average cost per kilo	3.25	3.15	3.21
Average gross profit per kilo	0.55	0.48	0.53

Processing and other revenues	50,000	31,100	81,100
Processing and other revenues costs of services sold	36,600	24,400	61,000
Processing and other gross margin	13,400	6,700	20,100

All Other:
Sales and other operating revenues	$19,900	$9,400	$29,300
Cost of goods and services sold	35,900	25,700	61,600
Gross loss	(16,000)	(16,300)	(32,300)